                                   EXHIBIT 11


                          ALFIN, INC. AND SUBSIDIARIES
                          ----------------------------

                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                  ---------------------------------------------


                                                   Three Months Ended               Six Months Ended
                                                        January 31,                    January 31

                                                 1997               1996          1997              1996
                                                 ----               ----          ----              ----
 Net Income                                  $   701,405      $   741,451      $ 1,291,863      $ 1,176,555
                                             -----------      -----------      -----------      -----------

  Weighted average number
  of shares outstanding                       11,721,259       11,519,311       11,721,259       11,519,311

Add:
    Common Stock
    Equivalents under 1983 option plan             1,503            1,032            1,970            1,269

    Common Stock
    Equivalents under 1993 option plan           125,292          103,175          164,142          126,866

    Common Stock
    Equivalents represented by Warrants          110,140            7,936          212,120           67,164
                                             -----------      -----------      -----------      -----------

Weighted average number of
Shares used in earnings per share             11,958,194       11,631,454       12,099,491       11,714,610

Earnings per share                           $      0.06      $      0.06      $      0.11      $      0.10
                                             ===========      ===========      ===========      ===========


                                       16